Exhibit 3.148

CERTIFICATE OF FORMATION OF
PCTV GOLD II, LLC

I.

The name of the limited liability company is PCTV Gold II, LLC.

II.

The address of the registered office. of the limited liability company in the State of Delaware 2711 Centerville Rd., Ste. 400, Wilmington. Delaware 19808 and the name of its registered agent at such address is Corporation Service Company.

III.

The formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation this 26th day of March, 2008.

/s/ Charles R. Wunsch
Charles R. Wunsch
Authorized Person

CERTIFICATE OF CONVERSION

OF

PCTV GOLD, INC.

This Certificate of Conversion is being filed by the undersigned corporation in the office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act to effect the conversion of the undersigned Corporation into a limited liability company.

1.         The name of the corporation is PCTV Gold, Inc. (the “Corporation”).

2.         The Corporation was originally incorporated in Delaware.

3.         The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is June 28, 1994.

4.         The name of the limited liability company into which the Corporation is herein being converted is PCTV Gold II, LLC.

5.       The conversion has been approved by the Board of Directors and sole stockholder of the Corporation in accordance with the provisions of Section 266 of the Delaware General Corporation Law.

6.         The conversion shall be effective upon filing with Secretary of State of the State of Delaware.

PCTV Gold, Inc.

By:	/s/ Charles R. Wunsch
Name:	Charles Wunsch
Title:	VP